UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 14, 2019

LIBERTY STAR URANIUM & METALS CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2 East Congress St. Ste. 900, Tucson, Arizona 85701

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code 520-425-1433

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 14, 2019 the Board, unanimously elected Bernard Guarnera as director of our company until the next shareholder’s meeting for the appointment of directors.

Bernard (Barney) Guarnera, is well known and respected throughout the mining industry. He has over 50 years of experience encompassing six continents and precious metals, ferrous, non-ferrous, base metal, industrial and energy minerals. From 1991 through 2011 he was the president and CEO of the Behre Dolbear Group, taking the company from a single office in New York City to a highly respected international mineral industry advisory firm with offices in North and South America, Europe, Australia, and Asia. Barney remains affiliated with Behre Dolbear as a Director.

Barney is a Certified Mineral Appraiser with the IIMA, Chartered Professional (geology) with AusIMM, Qualified Professional (mineral property valuations, geology and ore reserves) with MMSA, a Registered Professional Engineer (Texas) and a Registered Professional Geologist (Oregon). Barney specializes in assessing the technical and economic viability of mineral projects and properties and the valuation of mineral properties and mining companies. He has participated in billions of dollars of transactions related to the mining industry and acted as principal advisor to the Stock Exchange of Hong Kong regarding the development of its listing rules for mining companies and later an advisor regarding its acquisition of the London Metal Exchange.

Family Relationships

No family relationships exist between any of our directors or executive officers.

Certain Related Transactions and Relationships

We have not been party to any transaction with Mr. Bernard Guarnera since the beginning of our last fiscal year, or any currently proposed transaction with Bernard Guarnera in which we were or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Bernard Guarnera had or will have a direct or indirect material interest.

Item 9.01. Financial Statements and Exhibits.

The exhibit listed in the following Exhibit Index is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release of Liberty Star Uranium & Metals Corp. dated October 14, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:	/s/ Brett Ivan Gross
Brett Ivan Gross, Chief Executive Officer, and Director

Date:	October 15, 2019